Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-214531, 333-211178, and 333-183355) and registration statements on Form S-8 (Nos. 333-181165, 333-191418, and 333-210281) of Preferred Apartment Communities, Inc. of our report dated February 6, 2017, relating to the statement of revenues and certain expenses for Champions Village for the year ended December 31, 2015 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement) appearing in this Current Report on Form 8-K of Preferred Apartment Communities, Inc.

/s/ Deloitte & Touche LLP
Houston, Texas
February 6, 2017